Exhibit 10.2

Client Engagement Letter

August 20, 2010

Mr. Don Crosbie
President & CEO
Claimsnet.com
14860 Montfort Drive, Suite 250
Dallas, TX 75254

Dear Don:

We are delighted to have the opportunity to work with you and your company. We are committed to delivering to your doorstep a variety of options available globally to meet your business strategic and financial needs.

Just for your information, we are a multi family office that represents the interests of 22 private family offices and sovereign wealth funds worldwide spanning the U.S, Europe and the Middle East. Please see details at www.blackhawkpartners.com

In contrast to most private equity groups, the firm is structured as a “merchant bank” and can serve as both an advisor to and an investor in its clients. We thus take pride in and are recognized for developing creative solutions, providing unparalleled service, funding and syndication capabilities in getting the difficult deals done.

Our investment approach basically consists of backing scalable global plays by being the “lead” investor and supplying all the capital required through exit. The core of our investment philosophy is a long-term partnership with talented operating executives who have a stellar track record of success and an investment thesis for the type of business we like to acquire and which we are willing to back.

Upon execution, this letter shall serve as the engagement agreement (the “Agreement”) between Blackhawk Partners Inc., (“Advisor”), and Claimsnet.com including subsidiaries, affiliates and/or any newly formed entities (‘CLM’, “Client”), for representation as exclusive Advisor for services in connection with Blackhawk’s efforts to perform specific professional services, advisory, and obtain debt and/or equity financing (“Financing” or “Services”).

1. Scope of Engagement. The Client hereby engages Blackhawk to act as the Client’s exclusive Advisor in connection with the proposed financing and/or services.

It is currently contemplated that the services to be provided shall be structured as debt or equity financing, or any other transaction or business as negotiations progress, including but not limited to the sale or similar transaction involving a portion or all or substantially all of the assets or capital stock of the Client, a merger or consolidation involving the Client, a transaction involving a partial sale that is denominated as an alliance or joint venture, or a roll up transaction; however, the final terms shall be reached through market intelligence and negotiation between Blackhawk and its capital sources/lead manager/investors and the Client. Blackhawk shall identify prospective capital sources for the Client to meet with and assist in its selection of a Financial Partner/Syndicate Lender/Investor(s) led by Blackhawk, and will advise the Client throughout the process to help ensure a successful outcome and most optimal results in a timely manner.

In order for Blackhawk to provide advice and assistance, it will require that all information that is relevant to Blackhawk’s engagement be made available by Client on a timely basis, and Client shall agree that Blackhawk will not assume responsibility for the accuracy or completeness of such information. Furthermore, Blackhawk is authorized to make appropriate use of such information (including transmitting information to potential investors and/or financing sources in its syndicate). In addition, Client agrees to keep Blackhawk informed of any developments, events or proposals which may be material and that no initiatives relevant to the engagement contemplated hereby will be taken without Blackhawk’s prior knowledge.

Services. Blackhawk shall provide any or all of the following services (the “Services”) as reasonably required to satisfy the objectives of the Client to evaluate and consummate a Transaction:

1.	Analyzing the business, properties, assets and operations of the Client

2.	Assisting the Client’s management in the preparation of a financial model

3.	Assisting in identifying and screening prospective Financial and/or Strategic Partners/Investors (‘Investors’) led by Blackhawk.

4.	Assist the Client in the preparation of a confidential information memorandum or similar document, including any exhibits or amendments thereto, all of which shall be reviewed for accuracy and completeness by the Client

5.	Coordinating contacts with prospective Investors and assisting in evaluating proposals from prospective Investors led by Blackhawk.

6.	Assisting the Client in preparing and delivering presentations for prospective Investors led by Blackhawk.

7.	Assisting the Client in selecting the best potential Transaction Partner and proposal

8.	Assisting the Client in structuring, negotiating and completion of the Transaction

Due Diligence. The materials shall be prepared, amended or supplemented by the Client in consultation with Blackhawk and the Client. All other documents and materials to be used for circulation to financing sources and/or investors in connection with the scope of services shall be provided by the Client to Blackhawk in advance, and no such documents or materials shall be provided to any third parties without the express consent from Blackhawk. The accuracy of all materials to be provided to financing sources and/or investors shall be the sole responsibility of the Client. All information to be provided to such sources must be in accordance with applicable Federal and State securities laws, as further described below. The Client agrees that any of the materials to be provided to such sources shall not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, and all statements of opinion, intention or expectation of the Client and/or its officers and directors contained therein will be honestly held after careful consideration.

Compliance with Securities Laws. Client and Blackhawk agree not to engage in any form of general solicitation or general advertising in connection with the contemplated Transaction and/or services. Blackhawk and Client agree to conduct the financing or services in accordance with all applicable securities laws, under anti-fraud laws and regulations contained in applicable Federal and State securities laws. The Client shall be responsible for compliance with the filing requirements of the securities laws of States and other jurisdictions and, in that respect, shall make all filings and take all other actions as are required in connection with compliance with such laws.

2.

Compensation & Expenses. Client hereby appoints Blackhawk as its Exclusive Advisor during the Term, to procure Financing for Client from capital sources in accordance with the terms and conditions of this Agreement on a best efforts basis. During the Term, should the Client procure Financing or commitment for Financing from a capital source not introduced by Blackhawk, Client agrees to compensate Blackhawk 100% of the fees earned hereunder as fair compensation for its time and services, payable immediately upon funding of the Transaction.

Blackhawk’s services will include identifying financing/investor resources from its syndicate and introducing to Client term sheets from interested capital sources and investors led by Blackhawk until successful closing. Blackhawk will review the term sheets, facilitate proposal, presentation, structuring and negotiation of the Transaction(s), and help Client select the optimal financing structure.

1.	The Client shall pay Blackhawk a non-refundable fee of $50,000 (the “Retainer Fee”) due and payable upon the execution of this agreement.

2.	On the 1st day of every month beginning six months from the Effective Date and continuing for a period of six months, the Client shall pay Blackhawk a monthly non-refundable advisory fee of $12,000.

3.	Client agrees to pay Blackhawk a fee equal to 6.00% of the total equity gross amount funded to Client outside of Blackhawk proprietary funds and 3% of the total debt gross amount raised (“Advisory Fee”).

Payment to Blackhawk of all fees is to be made via a bank wire within 5 days of closing of any financing or invoice for services. Blackhawk’s fee is sole and separate from any lender fees payable to a capital source incurred by Client or any other fees to third parties agreed to be paid by the Client in advance in writing.

The Client shall pay its own expenses in connection with the financing and services, and shall reimburse Blackhawk for all travel related costs and other customary expenses incurred in connection with the financing, provided that the cumulative expenses shall not exceed $1,000 in the aggregate without giving notice to the Client. Blackhawk’s out of pocket expenses shall be reimbursed 5 days from receipt of an invoice submitted to Client. Should Client elect to terminate this agreement prior to completion of the financing, Client shall reimburse Blackhawk for any reasonable legal expenses incurred by Blackhawk in connection with the Transaction.

Client hereby grants Blackhawk an assignment of and first priority lien against the amount of any fees due and payable pursuant to the terms of this Agreement from the proceeds of the Financing and further authorizes Blackhawk to notify the capital source about the foregoing assignment and instruct in writing the capital source to disburse those fees directly to Blackhawk from proceeds from the initial funding of the Financing commitment. Client hereby authorizes Blackhawk to file, at any time on or after the date such fees become due, appropriate uniform commercial code financing statements in such jurisdictions and offices as Blackhawk deems necessary in connection with the anticipated perfection of a security interest in all of the Client’s assets, including inventory, accounts, equipment, chattel paper, documents, instruments, deposit accounts, investment property (including equity interests of subsidiaries), general intangibles (including patents, trademarks and copyrights), letter of credit rights and all other personal property of Client. Such uniform commercial code financing statements may describe the collateral as “all assets of Client, wherever located, whether now owned or existing or hereafter acquired or arising, together with all proceeds thereof.”

3. Term and Termination. The term (“Term”) of this Agreement shall commence on the date of the execution of this Agreement (“Effective Date”) and expire in two (2) years from such date. Either party may terminate this Agreement for any reason by providing 30 days advance written notice to the other party.

Notwithstanding the termination of this agreement for any reason, if within 18 months from the effective date of termination of this Agreement, Client enters into a definitive agreement relating to a Financing, whether debt or equity with any of the capital sources, or their respective affiliates, sourced by Blackhawk, Client shall pay Blackhawk the Advisory Fee as described herein as to such Financing.

4. Equity Co-Invest. Upon the closing of equity Financing or Transaction by Client, Blackhawk shall have the right, at any time prior to funding of a Financing, to roll a portion of its cash fee into Client’s equity at the same valuation as other investors in the Financing. Blackhawk shall also have a right of first refusal to invest up to Fifty Percent (50%) of the size of the Equity Offering alongside its syndicate at the same valuation as the other investors. “Transaction” means any transaction or series or combination of transactions, whereby, directly or indirectly, control of or a material interest in Client or any of its businesses, or a material amount of any of their respective assets, is transferred for consideration, including, without limitation, a sale or exchange of capital stock or assets, a merger or consolidation, a tender or exchange offer, a leveraged buyout, the formation of a joint venture, minority investment or partnership, etc., or any similar transaction.

5. Duties & Responsibilities. In connection with Blackhawk’s activities on Client’s behalf, Client will furnish Blackhawk with all information that it may reasonably request and provide Blackhawk or prospective Financing sources reasonable access to Client officers, directors, accountants and counsel provided that appropriate confidentiality agreements have been executed. It is understood that time is of the essence with regards to requested information. Client shall also provide any other assistance reasonably requested by Blackhawk. Client hereby gives Blackhawk permission to advertise the existence (but not the terms other than the total amount of Financing) of the Transaction once closed. Blackhawk may make use of a standard transaction tombstone in accordance with customary industry practice including the use of Client logo and name therein. Blackhawk shall use commercially reasonable efforts to procure a capital commitment for Client on the terms and conditions set forth in this Agreement. However, nothing in this Agreement shall be construed as a guarantee or warranty on the part of Blackhawk that it can or will obtain a Financing or equity commitment for Client on the terms and conditions set forth in this Agreement or on any other terms and conditions whatsoever. Client understands that there is no obligation for any affiliate of Blackhawk to provide or offer any Financing to Client. Client acknowledges that Blackhawk may receive marketing, servicing or servicing release fees from certain capital sources. Blackhawk will provide the Client with financial advise including, as appropriate, assisting the Client in the preparation of a financing package, placement memorandum and/or registration statement, as applicable; reviewing the elements which contribute to value; coordinating with selected parties involved in the process; and participating in negotiations on the Client’s behalf with such parties. Such negotiations will take into account price, compatibility, and timeliness.

Likewise, Client acknowledges that:

(i) Time is of the essence in connection with Blackhawk’s activities on Client’s behalf, hence, Client will furnish Blackhawk with all information that it may reasonably request and provide Blackhawk or prospective financing sources reasonable access to Client officers, directors, accountants and counsel provided that appropriate confidentiality agreements have been executed as applicable, and that

(ii) There is a high opportunity cost to Blackhawk to allocate time and expenses to Client’s Transaction if Client is not providing the necessary documents and assistance as reasonably requested by Blackhawk in order to perform its duties, and that

(iii) Blackhawk shall use commercially reasonable efforts to procure a capital commitment for Client on the terms and conditions set forth in this Agreement. However, nothing in this Agreement shall be construed as a guarantee or assurance on the part of Blackhawk that it can or will obtain a Financing or commitment for Financing for Client on the terms and conditions set forth in this Agreement or on any other terms and conditions whatsoever.

6. Nondisclosure of Confidential Information.

a. Definition of Confidential Information. During the term of the Agreement, Client may disclose to Advisor certain information, materials and documents relating to Client’s Business that Client deems to be confidential and proprietary. Such information may be furnished by Client or its affiliates electronically, orally, visually, or learned by Advisor while on Client’s premises and include, without limitation, information about developments, products and services, markets, customers and prospective customers, suppliers, research and pricing, financial and accounting data, compensation, technical data, computer programs, manufacturing methods, strategies, development of new or improved products and services, and know-how (collectively, the “Confidential Information”). Any notes, summaries, reports, analysis, or other material derived by Advisor in whole or in part from the Confidential Information shall also be considered Confidential Information by this Agreement. The existence of this Agreement and discussions between Client and Advisor shall also be considered Confidential Information under this Agreement.

b. Keep Secret. Advisor acknowledges that the Services shall involve access to and familiarity with Client’s and its affiliates’ Confidential Information and that such Confidential Information is a valuable, special and unique asset belonging to Client and its affiliates. The disclosure or use of the Confidential Information by any individual, entity or organization (“Person”) other than Client would cause irreparable damage to the business of Client and its affiliates.

Advisor shall not disclose any Confidential Information to any third Person; provided that Advisor shall be permitted to disclose Confidential Information for purposes of performing the Services.

c. Proper Use. Advisor shall hold any and all Confidential Information in trust and confidence and refrain from using any and all Confidential Information except for purposes of the Services.

d. Standard of Care. Advisor shall use the same degree of care in safeguarding the Confidential Information as it uses to safeguard its own most highly confidential information, but in any event not less than reasonable care.

e. May Disclose. Notwithstanding anything in this Agreement to the contrary, Advisor may disclose Confidential Information pursuant to the requirement or request of a governmental agency or a subpoena, order or other such legal process or requirement of any law, or in defense of any claims asserted against it, so long as it shall: (i) first notify Client of such request, requirement or proposal for use in defense; (ii) furnish only such portion of the Confidential Information as Advisor is advised in writing by counsel that it is legally required to disclose; and (iii) cooperate with Client at its expense in its efforts to obtain an order or other reliable assurance that confidential treatment shall be accorded to the portion of the Confidential Information that is required to be disclosed.

f. Status of Client. Advisor agrees that the Confidential Information is and shall at all times remain the property of Client and its Affiliates and/or property of any third party that has lawfully disclosed to Client any Confidential Information. Nothing in this Agreement shall be construed to grant any right or license under any patent, copyright or other proprietary right, or grant Advisor the right to make any commitment on behalf of Client or its Affiliates.

g. Return of Confidential Information. Within three (3) days after the Services are completed or discussions regarding the Services terminate, or after written request of Client, Advisor shall promptly: (a) return all Confidential Information and all copies thereof; (b) destroy all of its files and memoranda prepared based on any Confidential Information; and (c) provide Client with a written certification that all such information and materials have been returned or destroyed. Notwithstanding the foregoing, Advisor may retain archival copies of any and all Confidential Information in accordance with policies and procedures designed to comply with legal, regulatory and professional requirements, and solely to demonstrate compliance therewith.

7. Successors & Assigns. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto, their successors, assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties shall be binding upon their respective successors and assigns; provided, that the rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party and any other purported assignment shall be null and void. After a Transaction, the acquiring Client shall become liable for Client’s obligations with respect to fees under this Agreement.

8. Indemnification. In further consideration of the agreements contained in this Agreement, in the event that Blackhawk or any of its affiliates, the respective directors, officers, partners, agents or employees of Blackhawk or any of its affiliates, or any other person controlling Blackhawk (“Indemnified Person”) becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including stockholders of Client, in connection with or as a result of the engagement or any matter referred to in this Agreement, Client will reimburse such Indemnified Person for its reasonable legal and other expenses (including without limitation the reasonable costs and expenses incurred in connection with investigation or preparation or enforcing the engagement) incurred in connection therewith as such expenses are incurred. Client will also indemnify and hold harmless any Indemnified Person from and against, and Client agrees that no Indemnified Person shall have any liability to Client or its owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Losses”) (without regard to the exclusive or contributory negligence of Blackhawk) related to or arising out of the engagement or Blackhawk’s performance thereof, except to the extent any Losses are finally determined by a court or arbitral tribunal to have resulted primarily from the bad faith or gross negligence of Blackhawk or any Indemnified Person in performing the engagement. If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless, Client agrees to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by Client, on the one hand, and by Blackhawk, on the other hand, with respect to the engagement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of Client on the one hand and of Blackhawk on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by Blackhawk from Client in connection with the engagement. Relative benefits to Client, on the one hand, and Blackhawk, on the other hand, with respect to the engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by Client or its security holders, as the case may be, pursuant to the Transaction(s), whether or not consummated, contemplated by the engagement, bears to (ii) all fees actually received by or proposed to be received by Blackhawk in connection with the engagement.

Client will not, without Blackhawk’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit, investigation or proceeding. Client will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person, without such Indemnified Person’s prior written consent. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without Client’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to herein.

Client’s obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. Client acknowledges that in connection with the Agreement Blackhawk is acting as an independent contractor and not in any other capacity with duties owing solely to Client. This Agreement and any other agreements relating to the engagement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein. BLACKHAWK HEREBY AGREES, AND CLIENT HEREBY AGREES ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT OR BLACKHAWK’S PERFORMANCE THEREOF.

9. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the rights, duties and obligations of the parties arising out of or relating to this Agreement shall be submitted to binding arbitration upon the written request of either party. Such arbitration shall take place in New York City, NY, unless the parties mutually agree to another location. Except as herein otherwise provided and unless the parties otherwise agree to conduct and enforce this arbitration agreement under other arbitration rules or laws, such arbitration proceedings shall be conducted in compliance with and shall be enforceable under the provisions of the Rules of the American Arbitration Association. The decision of the arbitrator shall be final and conclusive upon all parties. The cost of such arbitration (which shall include reasonable attorneys’ fees and expenses) shall be borne by the losing party or parties or in such proportion as the arbitrator shall decide.

10. Relationship. Nothing contained in this Agreement or in the relationship of Client and Blackhawk shall be deemed to constitute a partnership, limited liability company, or joint venture between Client and Blackhawk. Blackhawk is acting only as an independent contractor pursuant to the terms of this Agreement. Without limitation, Blackhawk’s authority is limited to performing the services in accordance with the terms of this Agreement and Blackhawk does not have any authority to execute any contracts, to make any representations, or to incur any other obligation or liability, for or on behalf of Client. Client acknowledges that its management team is experienced in obtaining financings and/or entering into equity arrangements and that Client has had the opportunity to consult with counsel.

11. Miscellaneous. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties. No representation, promise or inducement has been made by any party that is not embodied in this Agreement or in the other documents and agreements delivered in accordance herewith, and no party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth. This Agreement may not be altered, amended, modified, or otherwise changed in any respect or any particular whatsoever, except by an instrument in writing duly executed by each of the parties to this Agreement or by electronic mail communication as agreed to by both parties. This Agreement may be executed in counterparts. If any provision of this Agreement is held invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Once again, thank you for your business and we look forward to a prosperous working relationship with you and your company for years to come.

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BLACKHAWK PARTNERS, INC.
By: /s/ Ziad Abdelnour	Date: September 9, 2010
Ziad Abdelnour, as President & CEO 445 Park Avenue, 9th Floor New York, NY 10022 Office: (212) 452-0743 Cell: (917) 678-3767 ziad@blackhawkpartners.com
The terms of this Agreement are hereby acknowledged and agreed to by:
CLAIMSNET.COM
By: /s/ Don Crosbie	Date: September 9, 2010